SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  ____)

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ENVIRONMENTAL TECTONICS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Explanatory Note

On September 18, 2012, Environmental Tectonics Corporation (“ETC” or the “Company”) filed a definitive proxy statement (the "Proxy Statement") with the Securities and Exchange Commission with respect to ETC’s Annual Meeting of Shareholders to be held on October 18, 2012.

On September 26, 2012, the Company filed additional definitive proxy materials to correct an inadvertent error in the proxy card included with ETC’s Proxy Statement filed on September 18, 2012.

On September 28, 2012, the Company entered into a financial restructuring transaction (“2012 Restructuring”) with PNC Bank National Association (“PNC Bank”) and H.F. Lenfest (“Lenfest”), the Company’s largest shareholder and a member of our Board of Directors.  As part of this restructuring, the Company’s revolving line of credit with PNC Bank was reduced from $20 million to $15 million, while the term of the revolving line was extended twenty eight months to October 31, 2015.  PNC Bank also provided a five-year term loan of $15 million to the Company.  ETC used $10 million of the proceeds from the term loan to repurchase from Lenfest and retire an aggregate of 10,000 shares of the Company’s Series D and Series E Preferred Stock, which was convertible into 5,032,091 shares of Common Stock.  The revolving line of credit will no longer be guaranteed by Lenfest, and will instead be secured by substantially all of the Company’s assets.  Mr. Lenfest will provide a guarantee on the new $15 million term-loan for a period of thirty months, after which his guarantee will be removed.

The additional disclosure presented below updates the information under the caption “Transactions with Related Persons” included in the Proxy Statement and should be read in conjunction with the Proxy Statement. This information supplements the disclosures made in the Proxy Statement, and should be read alongside the Proxy Statement. To the extent that information herein differs from or updates information contained in the Proxy Statement, the information contained herein is more current. Any defined terms used but not defined herein shall have the meanings set forth in the Proxy Statement.

This supplement to the Proxy Statement is dated September 28, 2012.

TRANSACTIONS WITH RELATED PERSONS

2012 Restructuring

Loan Agreement

Effective September 28, 2012, ETC and PNC Bank entered into a Loan Agreement, which included ETC executing a Term Note and the Line of Credit Note (as defined below).

As set forth in the Loan Agreement, the Company’s existing Line of Credit was reduced from $20,000,000 to $15,000,000.  However, the term of the Line of Credit was extended twenty-eight (28) months, from June 30, 2013 to October 31, 2015.

PNC Bank also provided to the Company a Term Loan of $15,000,000.  The Company used $10,000,000 of the proceeds from the Term Loan to repurchase and retire 10,000 shares of the Series D and Series E Preferred Stock owned by Lenfest, at the stated price of $1,000 per share (as described in more detail below under the heading “Preferred Stock Repurchase Agreement”).  The remaining $5,000,000 was used to repay indebtedness currently outstanding to PNC Bank and to pay Lenfest $417,220 of interest due under the Lenfest Pledge, in cash, in lieu of Series D Preferred Stock.  The Lenfest Pledge was also terminated in connection with the 2012 Restructuring.

The Line of Credit will no longer be guaranteed by Lenfest.  Instead both the Line of Credit and the Term Loan will be secured by substantially all of the Company’s assets, including a mortgage on the Company’s headquarters in Southampton, Pennsylvania.

Pursuant to an Amended and Restated Guaranty and Suretyship Agreement executed by Lenfest on September 28, 2012 in favor of PNC Bank, the Term Loan will be guaranteed by Lenfest for a period of thirty months, (i.e., until March 31, 2015), after which the guarantee will be removed.  The Company’s obligation to repay the Term Loan is set forth in a Term Note (the “Term Note”).  The interest rate on the Term Note will be based on the PNC LIBOR rate (currently 2.7185%) plus a margin of 2.25% to 2.75% depending on the Operating Leverage Ratio (currently 2.75%).

Borrowings under the Line of Credit will be available for working capital and other general business purposes and for issuances of letters of credit. Amounts borrowed under the Line of Credit may be borrowed, repaid and re-borrowed from time to time until October 31, 2015.  The Company’s obligation to repay the advances under the Line of Credit is set forth in ~~t~~he Amended and Restated Committed Line of Credit Note (the “Line of Credit Note”).  At the Company’s option, the interest rate on the Line of Credit Note will be based on either (i) the PNC Base Rate (currently 3.00%) plus a margin of -0.25% to 0.25% depending on the Company’s Operating Leverage Ratio (currently 0.25%) or (ii) the PNC LIBOR rate (currently 2.7185%) plus a margin of 2.25% to 2.75% depending on the Operating Leverage Ratio (currently 2.75%). There will also be an unused line fee of 0.25%.

As security for repayment of the Line of Credit Note and the Term Note, the Company also concurrently entered into the Third Amended and Restated Reimbursement Agreement for Letters of Credit between ETC and PNC Bank dated September 28, 2012, a Security Agreement between ETC and PNC Bank dated September 28, 2012, a Pledge Agreement executed by ETC on September 28, 2012 in favor of PNC Bank (“Pledge Agreement”), an Amended and Restated Guaranty and Suretyship Agreement executed by Lenfest on September 28, 2012 in favor of PNC Bank, and an Open-End Mortgage and Security Agreement between ETC and PNC Bank dated September 28, 2012.  Pursuant to the Pledge Agreement, the Company pledged to PNC as collateral the Company’s ownership interest in certain subsidiaries of the Company.

The Loan Agreement contains affirmative and negative covenants that are customary for transactions of this type, including net worth, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and limitations with respect to indebtedness, liens, investments, distributions, dispositions of assets, change of business and transactions with affiliates.

The Loan Agreement provides for customary events of default, including the failure to pay any principal or interest when due, failure to comply with covenants, material misrepresentations, certain bankruptcy, insolvency or receivership events, imposition of certain judgments and the liquidation of ETC.  Upon an event of default under the Loan Agreement, including the non-payment of principal or interest, the obligations of the Company under the Loan Agreement may be accelerated and the assets securing the obligations secured.

Preferred Stock Repurchase Agreement

Effective September 28, 2012, ETC and Lenfest entered into a Preferred Stock Repurchase and Financial Restructuring Agreement.

Immediately upon closing of the Loan Agreement with PNC Bank, the Company purchased from Lenfest, at the stated price of $1,000 per share, (i) 386 shares of Series D Preferred Stock, representing all of the Company’s issued and outstanding shares of Series D Preferred Stock, and (ii) 9,614 shares of Series E Preferred Stock, representing a portion of the Company’s issued and outstanding Series E Preferred Stock.  Lenfest is the only holder of the outstanding Series E Preferred Stock, and 12,127 shares of Series E Preferred Stock remain outstanding.  The total beneficial ownership (as defined in footnote 1 to the table in Security Ownership of Certain Beneficial Owners and Management) of Common Stock by Lenfest following this transaction on September 28, 2012 was 8,870,747 shares (approximately 56.1%), which includes 6,063,321 shares of Common Stock issuable upon conversion of 12,127 shares of Series E Preferred Stock, and 594,335 shares of Common Stock issuable upon exercise of 700,000 Common Stock warrants that are presently exercisable.

Following the execution of the Preferred Stock Repurchase and Financial Restructuring Agreement, the dividend rate on the Series D and Series E Preferred Stock was reduced from ten percent (10%) to four percent (4%).  The reduction of the Preferred Stock dividend will require the approval of the Company’s shareholders at the Company’s Annual Meeting of Shareholders following the October 18, 2012 Annual Meeting, and until that time Lenfest has agreed that all dividends on the outstanding Series E Preferred Stock will be paid at the rate of 4% per year.

Except as supplemented by the information in this supplement, all information set forth in the Proxy Statement remains accurate in all material respects and should be considered in casting your vote by proxy or at the Annual Meeting.